Exhibit 1

Excerpts from Items 3, 4 and 6 of the Schedule 13D Amendment Filed by
Portugal Telecom, SGPS, S.A. on May 13, 2014

Item 3.                     Source of Funds

On May 5, 2014, Oi completed the Oi Capital Increase as one step of the Business Combination.  Oi issued a total of 2,262,544,570 common shares (the “Common Shares”) at a price of R$2.17 per Common Share and 4,525,089,141 preferred shares (the “Preferred Shares”) at a price of R$2.00 per Preferred Share for total gross proceeds of approximately R$13.96 billion, including shares issued pursuant to the partial exercise by Banco BTG Pactual S.A., as lead underwriter, on that same date, of its option to purchase additional shares in the offering.

In accordance with the subscription agreement entered into with Oi on February 19, 2014, Portugal Telecom participated in the Oi Capital Increase through the contribution to Oi of the PT Assets, which contribution represented R$5,709.9 million (€1,750 million) of the total gross proceeds.  The value of such PT Assets was determined by the Board of Directors of Oi on the basis of the PT Assets Valuation Report issued by Banco Santander (Brasil) S.A.  The PT Assets Valuation Report was approved by the shareholders of Oi at an extraordinary general meeting held on March 27, 2014.

The number of shares of Oi that Portugal Telecom received for its contribution of the PT Assets was based on the per share price determined in the bookbuilding process for the cash portion of the Oi Capital Increase and was determined to be 1,045,803,934 Common Shares and 1,720,252,731 Preferred Shares.

Prior to the completion of the Oi Capital Increase, Portugal Telecom undertook a series of transactions with the purpose of transferring to PT Portugal (1) all of its operating assets, except the interests held directly or indirectly in Oi, Contax Participações S.A. and Bratel B.V. and (2) all of its liabilities at the time of the transfer, as further described below.

Item 4.                     Purpose of Transaction

On May 5, 2014, Oi completed the Oi Capital Increase, pursuant to which Oi issued a total of 2,262,544,570 Common Shares at a price of R$2.17 per Common Share and 4,525,089,141 Preferred Shares at a price of R$2.00 per Preferred Share, for total gross proceeds of approximately R$13.96 billion, including shares issued pursuant to the partial exercise by

Banco BTG Pactual S.A., as lead underwriter, on that same date, of its option to purchase additional shares in the offering.

Of this amount, the PT Assets represented R$5,709.9 million (€1,750 million), and Portugal Telecom received 1,045,803,934 Common Shares and 1,720,252,731 Preferred Shares for the contribution of the PT Assets to Oi. The remainder of the Oi Capital Increase was an offering of Common Shares and Preferred Shares for cash, which yielded gross proceeds to Oi of R$8.25 billion.

PT Portugal Corporate Reorganization

In anticipation of the Oi Capital Increase, Portugal Telecom undertook a corporate reorganization of its subsidiaries with the purpose of transferring to PT Portugal the portion of the PT Assets that PT Portugal did not already own.

On January 27, 2014, (1) Portugal Telecom Inovação Brasil, S.A., an indirect subsidiary of PT Portugal, sold all of the shares of PTB2 S.A. (“PTB2”) (formerly known as Istres Holding S.A), an indirect subsidiary of PT Portugal, that it owned, representing 90% of the share capital of PTB2, to Bratel B.V., and (2) Portugal Telecom Brasil, S.A. (“PT Brasil”), a direct wholly owned subsidiary of Portugal Telecom, sold all of the shares of PTB2 that it owned, representing 10% of the share capital of PTB2, to Bratel B.V. and Bratel Brasil (with the latter receiving one share).

On February 14, 2014, Portugal Telecom approved a partial split-off (cisão parcial) of PT Brasil with the merger of the split-off portion of PT Brasil into Bratel Brasil under Portuguese and Brazilian law in which PT Brasil transferred:

•                  approximately R$225 million of cash;

•                  all of the shares of CTX Participações S.A. that it owned; and

•                  all of the shares of Contax Participações S.A. that it owned,

to Bratel Brasil in exchange for the issuance of shares of Bratel Brasil to Portugal Telecom.

On March 31, 2014:

•                  Portugal Telecom transferred all but one of the shares of Bratel Brasil that it owned to Bratel B.V., and as a result Bratel B.V. became the holder of 99.99% of Bratel Brasil; and

•                  Portugal Telecom transferred 100% of the share capital of PT Brasil, PT Investimentos Internacionais, S.A. and PT Centro Corporativo, S.A. to PT Portugal.

On April 30, 2014, PT Móveis subscribed a capital increase of Bratel B.V. in the amount of approximately €1.3 billion. The proceeds of this capital increase, together with cash on hand of Bratel Brasil, were used to settle the subscriptions of Bratel Brasil and PTB2 for the debentures issued by Venus, Sayed, Pasa and EDSP75 described under “Issuance and Conversion of Debentures” below. The proceeds of these debentures were used to repay substantially all of the indebtedness of TmarPart (excluding the indebtedness of Oi and its consolidated subsidiaries) and of AG Telecom and LF Tel.

On May 2, 2014:

•                  PT Móveis transferred its interest in Bratel B.V. to Portugal Telecom; and

•                  Portugal Telecom transferred to PT Móveis all of the shares of PT Participações, SGPS, S.A. that Portugal Telecom owned.

On May 5, 2014, Portugal Telecom transferred to PT Portugal all of the shares of Portugal Telecom Internacional Finance B.V. that Portugal Telecom owned.

As a result of these transactions, prior to the completion of the Oi Capital Increase, PT Portugal owned all of Portugal Telecom’s subsidiaries and equity interests in other entities, other than the shares of Bratel B.V., Bratel Brasil, PTB2 and the entities in which Bratel Brasil owns investments, including Oi.

Immediately following the completion of the corporate reorganization of PT Portugal and the Oi Capital Increase, Portugal Telecom’s assets consisted solely of (1) Portugal Telecom’s interests in Oi, Contax Participações S.A. and Bratel B.V. and (2) cash and cash equivalents held by Portugal Telecom and Bratel B.V. (including cash and cash equivalents used to subscribe for the debentures described below).

Issuance and Conversion of Debentures

Pursuant to the debenture subscription agreements described in prior filings:

•                  On March 25, 2014, Venus issued R$938.5 million aggregate principal amount of its convertible debentures (the “Venus Debentures”) to PTB2, which Venus Debentures were paid for and converted on May 5, 2014, upon completion of the Oi Capital Increase.

As a result, PTB2 subscribed for 208,599,126 common shares and 179,482,423 preferred shares of Venus, representing 65.0% of the share capital, including 50.0% of the voting share capital, of Venus after giving effect to the conversion of these debentures. Venus used the proceeds of the Venus Debentures to settle its subscription for the Pasa Debentures referred to below.

•                  On March 25, 2014, Sayed issued R$938.5 million aggregate principal amount of its convertible debentures (the “Sayed Debentures”) to PTB2, which Sayed Debentures were paid for and converted on May 5, 2014, upon completion of the Oi Capital Increase.

As a result, PTB2 subscribed for 410,106,399 common shares and 352,862,887 preferred shares of Sayed, representing 65.0% of the share capital, including 50.0% of the voting share capital, of Sayed after giving effect to the conversion of these debentures. Sayed used the proceeds of the sale of the Sayed Debentures to settle its subscription for the EDSP75 Debentures referred to below.

•                  On March 25, 2014, Pasa issued (1) R$938.5 million aggregate principal amount of its Series A convertible debentures to Venus and (2) R$1,455.5 million aggregate principal amount of its Series B convertible debentures to Bratel Brasil (together, the “Pasa Debentures”), which Pasa Debentures were paid for and converted on May 5, 2014, upon completion of the Oi Capital Increase.

As a result, Venus subscribed for 388,081,549 common shares of Pasa, representing 27.7% of the share capital, including 32.6% of the voting share capital, of Pasa after giving effect to the conversion of these debentures, and Bratel Brasil subscribed for 388,081,549 common shares and 213,739,263 preferred shares of Pasa, representing 42.9% of the share capital, including 32.6% of the voting capital, of Pasa, after giving effect to the conversion of these debentures. Pasa used the proceeds of the Pasa Debentures to repay all of its outstanding indebtedness and to settle its subscription for the AG Telecom Debentures referred to below.

•                  On March 25, 2014, EDSP75 issued (1) R$938.5 million aggregate principal amount of its Series A convertible debentures to Sayed, and (2) R$1,455.5 million aggregate principal amount of its Series B convertible debentures to Bratel Brasil (together the “EDSP75 Debentures”), which EDSP75 Debentures were paid for and converted on May 5, 2014, upon completion of the Oi Capital Increase.

As a result, Sayed subscribed for 762,969,285 common shares of EDSP75, representing 27.7 % of the share capital, including 32.6% of the voting share capital, of EDSP75 after giving effect to the conversion of these debentures, and Bratel Brasil subscribed for 762,969,285 common shares and 420,211,919 preferred shares of EDSP75, representing 42.9% of the share capital, including 32.6% of the voting capital, of EDSP75, after giving effect to the conversion of these debentures. EDSP75 used the proceeds of the EDSP75 Debentures to repay all of its outstanding indebtedness and to settle its subscription for the LF Tel Debentures referred to below.

•                  On March 25, 2014, AG Telecom issued R$2,394.0 million aggregate principal amount of its convertible debentures to Pasa (the “AG Telecom Debentures”), which AG Telecom Debentures were paid for and converted on May 5, 2014, upon completion of the Oi Capital Increase.

As a result, Pasa subscribed for 691,446,091 common shares of AG Telecom, representing 58.6% of the share capital of AG Telecom after giving effect to the conversion of these debentures. AG Telecom used the proceeds of the AG Telecom Debentures to repay all of its outstanding indebtedness and to settle its subscription for the TmarPart Debentures referred to below.

•                  On March 25, 2014, LF Tel issued R$2,394.0 million aggregate principal amount of its convertible debentures to EDSP75 (the “LF Tel Debentures”), which LF Tel Debentures were paid for and converted on May 5, 2014, upon completion of the Oi Capital Increase.

As a result, EDSP75 subscribed for 1,359,384,726 common shares of LF Tel, representing 58.6% of the share capital of LF Tel after giving effect to the conversion of these debentures. LF Tel used the proceeds of the LF Tel Debentures to repay all of its outstanding indebtedness and to settle its subscription for the TmarPart Debentures referred to below.

•                  On March 25, 2014, TmarPart issued (1) R$1,714.0 million aggregate principal amount of its convertible debentures to AG Telecom and (2) R$1,714.0 million aggregate principal amount of its debentures to LF Tel (together, the “TmarPart Debentures”), which TmarPart Debentures were paid for and converted on May 5, 2014, upon completion of the Oi Capital Increase.

The TmarPart Debentures were converted into (1) 2,212,047,712 common shares issued to AG Telecom and (2) 2,212,047,712 common shares issued to LF Tel, or a total of 4,424,095,424 TmarPart common shares, representing 58.2% of TmarPart’s outstanding share capital after giving effect to the conversion of the debentures. TmarPart used the proceeds of these debentures to repay all of its outstanding indebtedness and redeem all of its outstanding redeemable preferred shares.

Disposition of Interests in CTX Participações S.A. and Contax Participações S.A.

Prior to completion of the Oi Capital Increase, Bratel Brasil, Pasa, EDSP75 and certain of their affiliates undertook a series of transactions through which Bratel Brasil exchanged its interests in CTX Participações S.A. and Contax Participações S.A. for additional interests Pasa and EDSP75.  These transactions, which are described below, had the effect of increasing the Reporting Persons’ beneficial interests in the Common Shares and Preferred Shares.

On March 21, 2014, Pasa and Pasa Contact Center Participações S.A. (“Pasa Contact”) engaged in a partial split-off (cisão parcial) with the merger of the split-off portion of Pasa into Pasa Contact under Brazilian law (the “Pasa Split-Off”), in which Pasa transferred part of the shares it owns in AG Telecom, corresponding to the participation AG Telecom owned in CTX Participações S.A., to Pasa Contact in exchange for the issuance of shares of Pasa Contact to Andrade Gutierrez S.A. (“AGSA”) and Bratel Brasil in proportion to their then-current holdings of Pasa. Prior to the Pasa Split-Off, Pasa Contact was a wholly-owned subsidiary of AGSA.

On March 21, 2014, EDSP75 and Detmold RJ Participações S.A. (“Detmold”) engaged in a partial split-off (cisão parcial) with the merger of the split-off portion of EDSP75 into Detmold under Brazilian law (the “EDSP75 Split-Off”), in which EDSP75 transferred part of the shares it owns in LF Tel, corresponding to the participation LF Tel owned in CTX Participações S.A., to Detmold in exchange for the issuance of shares of Detmold to Jereissati Telecom S.A. (“Jereissati”) and Bratel Brasil in proportion to their then-current holdings of EDSP75. Prior to the EDSP75 Split-Off, Detmold was a wholly-owned subsidiary of Jereissati.

On May 5, 2014, AG Telecom and AG Contact Center Participações S.A. (“AG Contact”), a wholly-owned subsidiary of Pasa Contact, engaged in a partial split-off (cisão parcial) with the merger of the split-off portion of AG Telecom into AG Contact under Brazilian law (the “AG Telecom Split-Off”), in which AG Telecom transferred all of the shares of CTX Participações S.A. that it owned to AG Contact in exchange for the issuance of shares of AG Contact to Pasa Contact.

On May 5, 2014, LF Tel and Dronten RJ Participações S.A. (“Dronten”), a wholly-owned subsidiary of Detmold, engaged in a partial split-off (cisão parcial) with the merger of the split-off portion of LF Tel into Dronten under Brazilian law (the “LF Tel Split-Off”), in which LF Tel transferred all of the shares of CTX Participações S.A. that it owned to Dronten in exchange for the issuance of shares of Dronten to Detmold.

On May 5, 2014, Bratel Brasil transferred:

•                  all of its shares in Pasa Contact, together with 50% of the shares of CTX Participações S.A. and Contax Participações S.A. then held by Bratel Brasil, to AGSA in exchange for common shares of Pasa owned by AGSA representing 14.5% of the share capital of Pasa; and

•                  all of its shares in Detmold, together with 50% of the shares of CTX Participações S.A. and Contax Participações S.A. then held by Bratel Brasil, to Jereissati in exchange for common shares of EDSP75 owned by Jereissati representing 14.5% of the share capital of EDSP75.

As a result of the transactions described above, Portugal Telecom and its subsidiaries no longer hold an interest in CTX Participações S.A. or Contax Participações S.A.

Corporate Reorganization of TmarPart

Concurrently with the Merger of Shares, TmarPart, AG Telecom, LF Tel, Pasa, Venus, EDSP75, Sayed, Bratel Brasil and PTB2 are expected to carry out the transactions described below to simplify their organizational structure (the “TmarPart Reorganization”).

Mergers of AG Telecom, Pasa, LF Tel, EDSP75 and Bratel Brasil

Immediately prior to the merger of Pasa and Bratel Brasil, AG Telecom and Pasa are expected to merge with Pasa as the surviving company. Following this merger, Venus will own 42.5% of the share capital, including 50.2% of the voting share capital, of Pasa, Bratel Brasil will own 57.5% of the share capital, including 49.8% of the voting share capital, of Pasa, and Pasa will be direct holder of 2,826,846,254 TmarPart common shares, representing 37.2% of TmarPart’s outstanding share capital.

Immediately prior to the merger of EDSP75 and Bratel Brasil, LF Tel and EDSP75 are expected to merge with EDSP75 as the surviving company. Following this merger, Sayed will own 42.5% of the share capital, including 50.2% of the voting share capital, of EDSP75, Bratel Brasil will own 57.5% of the share capital, including 49.8% of the voting share capital, of EDSP75, and EDSP75 will be direct holder of 2,826,846,254 TmarPart common shares, representing 37.2% of TmarPart’s outstanding share capital.

Following (1) the merger of AG Telecom and Pasa and immediately prior to the TmarPart Split-Off (as defined below), Pasa and Bratel Brasil are expected to merge with Bratel Brasil as the surviving company, and (2) the merger of LF Tel and EDSP75 and immediately prior to TmarPart Split-Off (as defined below), EDSP75 and Bratel Brasil are expected to merge with Bratel Brasil as the surviving company. Following these mergers:

•                  Venus will own 12.5% of the share capital of Bratel Brasil, Sayed will own 12.5% of the share capital of Bratel Brasil, and Portugal Telecom will own 75.0% of the share capital of Bratel Brasil; and

•                  Bratel Brasil will become direct holder of 6,037,052,183 TmarPart common shares, representing 79.4% of TmarPart’s outstanding share capital.

Partial Split-Off of TmarPart and Bratel Brasil and Merger of Bratel Brasil with and into Oi

Following the merger of Pasa and EDSP75 into Bratel Brasil and immediately prior to the Bratel Brasil split-off, TmarPart is expected to implement a disproportionate partial split-off (cisão parcial) of TmarPart (the “TmarPart Split-Off”), in which TmarPart will transfer 230,726,884 Common Shares and 14,524,105 Preferred Shares, representing 2.9% of its share capital, including 8.3% of its voting share capital, to Bratel Brasil, and 6,035,487,301 of

TmarPart’s shares owned by Bratel Brasil will be cancelled. Following the TmarPart Split-Off, (1) Bratel Brasil will own 1,564,882 TmarPart common shares, representing 0.1% of TmarPart’s outstanding share capital, (2) TmarPart’s shareholders, other than Bratel Brasil, AG Telecom and LF Tel, will own 1,563,554,236 TmarPart common shares, representing 99.9% of TmarPart’s outstanding share capital, and (3) TmarPart will own, directly and through Valverde, 59,822,904 Common Shares and 3,765,812 Preferred Shares, representing 0.8% of Oi’s outstanding share capital, including 2.2% of Oi’s outstanding voting share capital.

Following the TmarPart Split-Off and immediately prior to the merger of Bratel Brasil with and into Oi, Bratel Brasil is expected to implement the partial split-off (cisão parcial) of Bratel Brasil under Brazilian law with the merger of the split-off portion of Bratel Brasil into Marnaz Holdings (the “Bratel Brasil Split-Off”), in which Bratel Brasil will transfer 1,564,882 TmarPart common shares, representing 0.1% of TmarPart’s share capital, to Marnaz Holdings, and Marnaz Holdings will issue shares to Portugal Telecom, Venus and Sayed in proportion to their interests in Bratel Brasil. Following the Bratel Brasil Split-Off, Bratel Brasil will not hold any TmarPart common shares, and Marnaz Holdings will own 1,564,882 TmarPart common shares, representing 0.1% of TmarPart’s outstanding share capital.

Following the Bratel Brasil Split-Off and immediately prior to the merger of Marnaz Holdings with and into TmarPart, Bratel Brasil is expected to merge with Oi, with Oi as the surviving company. In this merger, Oi will issue:

•                  200,321,156 Common Shares and 277,195,000 Preferred Shares, representing 5.7% of its share capital, including 7.2% of its voting share capital, to Portugal Telecom;

•                  33,386,860 Common Shares and 49,199,167 Preferred Shares, representing 0.9% of its share capital, including 1.2% of its voting share capital, to Venus; and

•                  33,386,860 Common Shares and 46,199,167 Preferred Shares, representing 0.9% of its share capital, including 1.2% of its voting share capital, to Sayed.

The 267,094,876 Common Shares and 369,593,334 Preferred Shares held by Bratel Brasil will be cancelled.

Mergers of Marnaz Holdings, Venus, Sayed and PTB2 with and into TmarPart

Following the merger of Bratel Brasil with and into Oi and immediately prior to the merger of Venus and Sayed with and into TmarPart, Marnaz Holdings is expected to merge with and into TmarPart. In this merger, TmarPart will issue:

•                  1,173,662 TmarPart common shares to Portugal Telecom;

•                  195,610 TmarPart common shares to Venus; and

•                  195,610 TmarPart common shares to Sayed.

The 1,564,882 TmarPart common shares held by Marnaz Holdings will be cancelled.

Following the merger of Marnaz Holdings with and into TmarPart and immediately prior to the merger of PTB2 with and into TmarPart, Venus and Sayed are expected to merge into TmarPart. In these mergers, TmarPart will issue:

•                  2,442,621,212 TmarPart common shares to PTB2, representing 45.9% of TmarPart’s share capital;

•                  656,471,113 TmarPart common shares to AGSA, representing 12.3% of TmarPart’s share capital; and

•                  656,471,113 TmarPart common shares to Jereissati, representing 12.3% of TmarPart’s share capital.

An aggregate of 391,220 TmarPart common shares held by Venus and Sayed will be cancelled.

Following the mergers of Venus and Sayed with and into TmarPart and immediately prior to the Merger of Shares, PTB2 is expected to merge with and into TmarPart. In this merger, TmarPart will issue 2,442,621,212 TmarPart common shares to Portugal Telecom, and 2,442,621,212 TmarPart common shares held by PTB2 will be cancelled.

Reverse Share Split of TmarPart

Prior to the Merger of Shares, TmarPart is also expected to implement a reverse split (the “TmarPart Reverse Share Split”) of all of its issued common shares into one share for each 24.724496 issued shares. As a result of the reverse share split, the number of outstanding TmartPart common shares immediately prior to the Merger of Shares will be equal to the number of TmarPart common shares into which the Common Shares and Preferred Shares held by TmarPart will convert in the Merger of Shares.

Following the recapitalization TmarPart, the conversion of the debentures described above, the corporate reorganization of TmarPart described above and the TmarPart Reverse Share Split described above, TmarPart is expected to own, directly and indirectly, 126,596,624 Common Shares and 96,164,146 Preferred Shares.  Portugal Telecom is expected to hold directly 98,841,039 common shares of TmarPart, representing 45.9% of TmarPart’s share capital.

On a fully diluted basis, pro forma for the completion of the other steps of the Business Combination, including the Merger of Shares and the Merger, the shareholders of Portugal Telecom are expected to own, directly and indirectly, 2,858,756,764 common shares of TmarPart, representing 37.34% of TmarPart’s issued and outstanding share capital.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

On April 28, 2014, Portugal Telecom agreed to waive the condition to closing requiring that the settlement of the Oi Capital Increase occur within a maximum of 70 (seventy) days from the date of the first call of the meeting of shareholders of Oi, to account for certain delays in the initial timetable. Pursuant to the waiver granted by Portugal Telecom, the time period for settlement of the Oi Capital Increase was extended until May 15, 2014.